American Funds Global Balanced Fund

October 31, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$53,535
Class B	$28
Class C	$2,387
Class F1	$2,061
Class F2	$7,199
Total	$65,210
Class 529-A	$2,217
Class 529-B	$2
Class 529-C	$247
Class 529-E	$99
Class 529-F1	$180
Class R-1	$41
Class R-2	$169
Class R-2E	$0
Class R-3	$358
Class R-4	$275
Class R-5	$79
Class R-6	$29,566
Total	$33,233

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3600
Class B	$0.1033
Class C	$0.1205
Class F1	$0.3404
Class F2	$0.4239
Class 529-A	$0.3379
Class 529-B	$0.0632
Class 529-C	$0.0989
Class 529-E	$0.2610
Class 529-F1	$0.4014
Class R-1	$0.1541
Class R-2	$0.1330
Class R-2E	$0.3606
Class R-3	$0.2661
Class R-4	$0.3528
Class R-5	$0.4374
Class R-6	$0.4549

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	153,445
Class B	189
Class C	20,819
Class F1	6,173
Class F2	17,946
Total	198,572
Class 529-A	6,715
Class 529-B	21
Class 529-C	2,601
Class 529-E	389
Class 529-F1	483
Class R-1	274
Class R-2	1,377
Class R-2E	1
Class R-3	1,511
Class R-4	855
Class R-5	214
Class R-6	97,469
Total	111,910

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$29.66
Class B	$29.66
Class C	$29.58
Class F1	$29.66
Class F2	$29.67
Class 529-A	$29.64
Class 529-B	$29.65
Class 529-C	$29.53
Class 529-E	$29.61
Class 529-F1	$29.65
Class R-1	$29.59
Class R-2	$29.56
Class R-2E	$29.63
Class R-3	$29.61
Class R-4	$29.66
Class R-5	$29.70
Class R-6	$29.68